Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 2 DATED AUGUST 1, 2016
TO THE PROSPECTUS DATED JULY 12, 2016

This document supplements, and should be read in conjunction with, our prospectus dated July 12, 2016 and Supplement No. 1 dated July 13, 2016. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose our daily net asset values per share for our Class A shares, Class I shares and Class T shares for the month of July 2016:

Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A, Class I and Class T shares of our common stock on each business day for the month of July 2016:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share
July 1, 2016	$13.18	$13.28	$13.18
July 5, 2016	$13.19	$13.30	$13.19
July 6, 2016	$13.18	$13.29	$13.18
July 7, 2016	$13.17	$13.28	$13.17
July 8, 2016	$13.18	$13.29	$13.19
July 11, 2016	$13.19	$13.29	$13.19
July 12, 2016	$13.19	$13.29	$13.19
July 13, 2016	$13.19	$13.29	$13.19
July 14, 2016	$13.18	$13.28	$13.18
July 15, 2016	$13.17	$13.28	$13.17
July 18, 2016	$13.15	$13.26	$13.15
July 19, 2016	$13.15	$13.26	$13.15
July 20, 2016	$13.14	$13.25	$13.14
July 21, 2016	$13.14	$13.25	$13.14
July 22, 2016	$13.14	$13.26	$13.14
July 25, 2016	$13.12	$13.23	$13.12
July 26, 2016	$13.10	$13.21	$13.10
July 27, 2016	$13.08	$13.19	$13.08
July 28, 2016	$13.08	$13.20	$13.08
July 29, 2016	$13.08	$13.19	$13.07
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.